EXHIBIT 4.0

HERITAGE FINANCIAL GROUP
Albany, Georgia

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK,
PAR VALUE $.01 PER SHARE

THIS CERTIFIES that ___________________ is the owner of ____________ (____) shares of the common stock of Heritage Financial Group (the "Corporation"), a federal MHC subsidiary holding company chartered by the Office of Thrift Supervision, Department of the Treasury.

This Certificate is transferable only on the books of the Corporation upon the surrender of the same properly endorsed. The interest in said Corporation represented by this certificate may not be retired or withdrawn except as provided in the Charter and Bylaws of the Corporation. SUCH INTEREST IS NOT OF AN INSURABLE TYPE AND IS NOT INSURED BY THE SAVINGS ASSOCIATION INSURANCE FUND OR THE FEDERAL DEPOSIT INSURANCE CORPORATION.

IN WITNESS WHEREOF, Heritage Financial Group has caused this certificate to be executed by its duly authorized officers and has caused its seal to be hereunto affixed this ___ day of ___________ 200_.

Heritage Financial Group

____________________________	(SEAL)	________________________________
Joseph C. Burger Secretary		O. Leonard Dorminey President and Chief Executive Officer